QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.2

PEPSIAMERICAS, INC.

DEFERRED COMPENSATION PLAN FOR DIRECTORS

(As Amended and Restated January 1, 2006)

        1.     Purpose—The primary purpose of this Plan is to establish a method for the deferral of compensation by Directors of PepsiAmericas. Inc. (the "Company"). This will assist the Company in attracting and retaining as members of its Board of Directors ("Board") those persons whose abilities, experience, and judgment will contribute to the continued progress of the Company. The Plan is intended to comply with Section 409A of the Internal Revenue Code.

        2.     Effective Date—This Plan is a continuation, amendment and restatement of the Company's Deferred Compensation Plan for Directors originally adopted March 20, 1970, and subsequently amended from time to time. The effective date of the restated Plan as described herein is January 1, 2006.

        3.     Right to Defer Compensation—

          (a)   Any present or future Director of the Company's Board who is not a full time employee of the Company may, by written election delivered to the Secretary of the Company, defer the payment of compensation to which he may be entitled for services as a Director, consisting of (1) the annual cash retainer (including, if applicable, the portion thereof attributable to services as Chairman of a Board Committee) or Board and Committee meeting fees, or both such retainer and meeting fees ("Cash Compensation"); and/or (2) the receipt of a grant of Company stock to which he may be entitled for services as a Director under the PepsiAmericas, Inc. Stock Incentive Plan ("Equity Compensation").

          (b)   An election to defer payments of Cash Compensation or Equity Compensation (collectively "Compensation") hereunder shall be made (i) prior to January 1 of any year in respect of such Compensation earned on and after such January 1, or (ii) within thirty days of the date the individual becomes a Director of the Company. Elections to defer Compensation hereunder shall in any event be made prior to the time such Compensation is earned, and shall be irrevocable as to all such Compensation which shall have been earned while such election was in effect.

        4.     Deferred Compensation Account—

          (a)   The Company shall maintain a bookkeeping account for each Director who has elected to defer Compensation hereunder to which there shall be credited the amount of Cash Compensation deferred, plus accrued interest thereon, compounded annually, based upon the Prime Rate of interest, as reported in The Wall Street Journal, on December 31 of each year.

          (b)   The Company shall also maintain a bookkeeping account with respect to the Company Stock that is attributable to deferred Equity Compensation. Dividends payable with respect to Company Stock shall be credited to this bookkeeping account. No interest shall be credited with respect to a deferral of Equity Compensation.

        5.     Payment of Deferred Compensation—

          (a)   Absent an election made by the Director to the contrary, payment of deferred Cash Compensation shall be made in equal monthly payments, commencing with the month following the month in which the Director ceases to be a Director of the Company, over a term of (i) 36 months, or (ii) the number of months during which the Director had in effect an election to defer Cash Compensation hereunder, whichever is greater.

          (b)   Monthly payments of deferred Cash Compensation shall be calculated by first determining the total amount of deferred Cash Compensation and accrued interest as provided in paragraph 4(a), above, to the date of the first monthly payment. To the gross amount so determined (the "principal") shall be applied an interest rate equal to the simple average of the Prime Rate of interest, as reported in The Wall Street Journal, on December 31 of each of the three years immediately preceding the date of the first monthly payment, with the principal and interest at such rate amortized over the term of the monthly payments in accordance with a standard amortization table such that each monthly payment shall be in an equal amount. The Company may make such monthly payments at such time during any month as may be convenient for the Company.

          (c)   Payment of deferred Equity Compensation shall be made as a distribution of the Company Stock and dividends in the Director's Account as of the first day of the month following the month in which the Director ceases to be a Director of the Company or such other date selected by the Director; provided that the Director must elect to defer payment to a date that is at least six months after the award date.

          (d)   A Director may elect to further defer the date on which payment of his Compensation is to occur as described in (a) and (c) above by completing the appropriate deferral form at least twelve months prior to the initial payment date. Payment must commence no earlier than the date five years following the date on which payments otherwise would have begun.

        6.     Conditions—A Director shall forfeit permanently any payment of deferred Compensation to which he would be entitled for any month or portion thereof in which he engages, either as an officer, Director, employee, proprietor, partner, shareholder owning more than 10% of the capital stock of any corporation, or consultant, in any business competitive with that being carried on by the Company at the time the payment of deferred Compensation is to be made.

        7.     Payments-Upon Death or Disability—

          (a)   In the event an active or former Director dies prior to receiving payment of the amount of deferred Compensation to which he is entitled, the unpaid balance shall be paid to such beneficiary as shall have been designated by the Director in a written instrument filed with the Secretary of the Company. If such beneficiary is a natural person, any amounts of deferred Compensation remaining unpaid upon the death of the designated beneficiary shall be paid to the estate of such beneficiary.

          (b)   If, in the opinion of the Board of Directors, a Director whose service has terminated for any reason shall be mentally or physically disabled, any deferred Compensation to which such person would be entitled may, with the approval of the Board, be paid to such person, to his legal representative, or to any other person for the benefit of the disabled Director.

        8.     Change in Control—Notwithstanding the payment provisions of paragraph 5 of this Plan, in the event that any person or group acquires beneficial ownership of capital stock of the Company having ordinary voting power of more than 50% of the total voting power of all of the Company's outstanding capital stock, then each Director or Retired Director shall thereupon be entitled to receive a lump sum payment consisting of all deferred Compensation, including interest thereon through the date of payment which has accrued for his account under this Plan.

        9.     Miscellaneous—

          (a)   Deferred Compensation payable hereunder may not be voluntarily or involuntarily sold, transferred or assigned and shall not be subject to any legal attachment, levy or garnishment.

          (b)   Participation in this Plan by any Director shall not confer upon him any right to be nominated for reelection to the Board of Directors or to be reelected to the Board.

          (c)   The Company shall not be required to reserve, or otherwise set aside, assets or funds for the payment of its obligations hereunder. A Director shall have no interest in any particular asset of the Company by virtue of the existence of any credit in the bookkeeping account for his deferred compensation.

          (d)   The term "Retired Director" means any person who served as a member of the Board of Directors of the Company on or after the effective date of this Plan and who ceases to be a Director because of retirement, resignation or for any other reason.

          (e)   Unless an incumbent Director participating in the Plan prior to this amendment and restatement shall elect to the contrary, all payments of deferred compensation to such Director upon retirement shall be made in accordance with the provisions hereof.

          (f)    The Board of Directors may terminate this Plan at any time, or authorize to amend or modify it from time to time in any respect. The amendment or termination of this Plan shall not in any way affect the rights of those participating, or their designated beneficiaries, to the extent of credits to their account at the time of amendment or termination. In the event the Plan is terminated, the deferred Compensation accounts of a Director who is not then receiving payment shall be distributed in a lump sum on the day following the one year anniversary of the date of termination of the Plan. Payments to Directors who are receiving installment distributions on the date the Plan is terminated shall continue, with a final lump sum payment made on the date described above.

PEPSIAMERICAS, INC.
By:	/s/ KENNETH E. KEISER
Title:	President and Chief Operating Officer
Dated:	March 2, 2006

QuickLinks

PEPSIAMERICAS, INC. DEFERRED COMPENSATION PLAN FOR DIRECTORS (As Amended and Restated January 1, 2006)